PRESS RELEASE

Liberty Global Unveils Next-Generation TV Platform at IBC

Announces New Software Developers’ Kit to Populate App Store

Englewood, Colorado – September 8, 2011: Liberty Global, Inc. (“Liberty Global”, or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today presented “Horizon”, an elegant media and entertainment platform for the home, which seamlessly integrates cable, web-based and personal content. Using a simple and intuitive interface and a powerful recommendation engine, consumers will be able to share and view content on multiple screens and devices wirelessly throughout the home.

The Horizon user experience was demonstrated today in Amsterdam by Mike Fries, President & CEO of Liberty Global, at IBC 2011, the world’s leading professional trade fair for the television industry. Commenting on Horizon, Mike Fries said: “Over the last 20 years, Liberty Global has been at the forefront of driving technological innovation for its customers in Europe. Both in high-speed broadband and digital interactive television, we have constantly strived to improve our customers’ experience. With Horizon, we’re reinventing television.”

Reinventing television

Horizon is designed to put a computer at the heart of your digital home. This multimedia gateway will create a wireless network that connects your TV to all of your personal devices - computers, tablets and smartphones. The TV interface uses 3D graphics and images that will bring your content to life and make navigating simple, instant and seamless. Supported by search and recommendation features, it will integrate access to personal media content such as photos, music and movies stored in the home or in the cloud. Horizon will also allow customers to take their entertainment experience beyond their home TVs. Applications have been developed for smartphones and tablet devices (second screens) as well as web browsers that will enable a similar and complementary experience on different devices both in and out of the home.

Open platform for a world of apps

In the same way that apps have added a new dimension to the use of smart phones and tablets, the Horizon open platform for apps aims to do the same for TV. The Horizon ecosystem is an open and scalable platform for the future on which developers can continue to improve and enhance the functionality for consumers. Liberty Global is working with international and national content providers, such as YouTube, Facebook and Twitter, to develop applications for its standards-based ‘App Store’. In this store, subscribers using Horizon will be offered a full catalog of web-based apps & widgets that will be seamlessly integrated in the TV user interface.

Liberty Global is reaching out to potential content partners and third party application developers and will soon launch a software developers’ kit for Horizon, inviting them to join the already existing 60 content partners that have developed apps for the new platform.

Deployment plans

Liberty Global is currently executing field trials on Horizon in the Netherlands and later in the year will move to consumer trials. Commercial launch is planned for Q1 2012 at UPC in the Netherlands, with UPC Cablecom in Switzerland and Unitymedia in Germany following soon thereafter. Horizon will be added to the company’s existing line-up of advanced digital products, and existing digital customers will be offered an attractive upgrade package at launch.

Horizon partners

Liberty Global has developed Horizon with a set of world class technology partners. Samsung has built the multimedia home gateway, which will be powered by the Intel® Atom™ CE Media Processor. The middleware and the user experience will be provided by NDS. Nagravision will provide the conditional access solution through NAGRA Media Access. This solution will support MoCA and WiFi, and participate in the Digital Living Network Alliance (DLNA) ecosystem. The ability to enable the TV experience on different devices (computers, tablets, smartphones) both in and out of the home will be delivered by IOKO’s enterprise service platform and by the Platform video content management system.  Empathy Labs was responsible for the website design.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the expected timing of the commercial launch of Horizon and users’ ability to access a similar entertainment experience outside the home and on multiple devices. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the ability of multiple vendors to timely complete the integration and delivery of the device and related software and platforms and the extent to which the Company may successfully negotiate the expansion of all existing content rights beyond the home TV, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800